Exhibit 99.3

Breeze Acquisition Corp. II Announces Closing of $15,000,000 Over-Allotment Option

Irving, TX, May 15, 2026 (GLOBE NEWSWIRE) – Breeze Acquisition Corp. II (NASDAQ: BREZU) (the “Company”) announced today the closing of the underwriters’ partial exercise of the over-allotment option of 1,500,000 units, at a price to the public of $10.00 per unit, for an aggregate initial public offering of 14,000,000 units. The units began trading on the Nasdaq Global Market under the symbol “BREZU” on May 13, 2026.

Each unit consists of one ordinary share and one right. Each right entitles the holder to receive one-fifth (1/5) of one ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be traded on the Nasdaq Global Market under the symbols “BREZ” and “BREZR,” respectively.

IB Capital LLC and I-Bankers Securities, Inc. acted as book-running managers of the offering.

ArentFox Schiff LLP acted as counsel to the Company and Allen Overy Shearman Sterling US LLP acted as counsel to the underwriters.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from IB Capital LLC at 51 Kings Court Street, PH, San Juan, PR 00911.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on May 12, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Breeze Acquisition Corp. II

Breeze Acquisition Corp. II is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. The Company intends to focus its initial search on target businesses with global operations and differentiated technology or capabilities, particularly in healthcare, biotechnology, advanced manufacturing, robotics, artificial intelligence, and related sectors. The net proceeds of the offering will be used to fund such business combination.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering filed with the SEC, copies of which are available on the SEC’s website, at www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

J. Douglas Ramsey

Breeze Acquisition Corp. II
955 W. John Carpenter Fwy

Suite 100-929

Irving, TX 75039

(888) 273-9001